Exhibit 99.1

FOR RELEASE:	February 3, 2009

WESTSTAR FINANCIAL SERVICES CORPORATION DECLINES THE OPPORTUNITY TO PARTICIPATE IN THE U.S. TREASURY CAPITAL PURCHASE PROGRAM

ASHEVILLE, NORTH CAROLINA - Weststar Financial Services Corporation (OTC BB: “WFSC”), parent of Bank of Asheville, announced that it has declined to participate in the Capital Purchase Program (“CPP”) of the U.S. Treasury’s Troubled Asset Relief Program (“TARP”).

On January 22, 2009, the Company received notice that its application for $5.1 million in capital under the CPP had received the U.S. Treasury’s preliminary approval.  The Company’s capital ratios are substantially in excess of the “well capitalized” regulatory ratios, and its asset quality has been significantly better than the industry average.

Commenting on the Board of Directors’ decision to decline the U.S. Treasury’s Capital Purchase Program, G. Gordon Greenwood, President and Chief Executive Officer stated, “We have performed due diligence and concluded that the significant expense of the program and challenge to prudently and profitably deploy the capital were inconsistent with our long-term strategic objectives, and that participation in the CPP would not be in the best interest of the Company’s shareholders.”

“Throughout this economic downturn, we have continued to issue loans to assist our commercial and consumer customers in our primary market area - Buncombe County, North Carolina.  We fully support the Treasury’s efforts and will continue to help create opportunities for sustained economic growth,” stated Greenwood.

Weststar Financial Services Corporation is the parent company of The Bank of Asheville.  Weststar Financial Services Corporation owns 100% interest in Weststar Financial Services Corporation I, a statutory trust.  The Bank operates five full-service banking offices in Buncombe County, North Carolina – Downtown Asheville, Candler, Leicester, South Asheville and Reynolds.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

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For Further Information, please contact:	Randall C. Hall
Executive Vice President and Secretary
Chief Financial Officer
Voice (828) 232-2904; Fax (828) 350-3904
e-mail rhall@bankofasheville.com

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